Exhibit 4.2
PROJECT WEISSHORN

€862,500,000 ADDITIONAL FACILITY AY ACCESSION AGREEMENT

To:     The Bank of Nova Scotia as Facility Agent and Security Agent
From:    The persons listed in Schedule 1 to this Additional Facility AY Accession Agreement (the Additional Facility AY Lenders, such defined term to include any lender which becomes a New Lender in respect of Facility AY, by the execution of a Novation Certificate substantially in the form set out in Schedule 3A (Novation Certificate) to this Additional Facility AY Accession Agreement).
Date: 21 April 2021
UPC Broadband Holding B.V. – Credit Agreement dated 16 January 2004 as amended from time to time
(the Credit Agreement)
1.    In this Additional Facility AY Accession Agreement:
Facility AY means the €862,500,000 term loan facility made available under this Additional Facility AY Accession Agreement.
Facility AY Advance means each Euro denominated advance made to UPC Broadband by the Additional Facility AY Lenders under Facility AY.
Facility AY Commitment means, in relation to an Additional Facility AY Lender, the amount in Euro set opposite its name under the heading “Facility AY Commitment” in Schedule 1 (Additional Facility AY Lenders and Commitments) of this Additional Facility AY Accession Agreement and any such Facility AY Commitment transferred to it or assumed by it under the Credit Agreement, in each case, to the extent not cancelled, reduced or transferred by it under this Additional Facility AY Accession Agreement or the Credit Agreement.
Fee Letter means the fee letter originally dated 12 April 2021 as amended and restated on or about the date of this Additional Facility AY Accession Agreement between UPC Financing Partnership, UPC Broadband Holding B.V. and certain Mandated Lead Arrangers and Underwriters (each as defined therein).
Liberty Global Reference Agreement means any or all of:
(i)    the credit agreement dated 5 March 2015 between, among others, Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent;
(ii)    the credit agreement dated 24 May 2019 between, among others, DLG Acquisitions Limited as parent and National Westminster Bank plc as facility agent;
(iii)    the credit agreement dated 7 June 2013 between, among others, Virgin Media Investment Holdings Limited as company and The Bank of Nova Scotia as facility agent;
(iv)    the credit agreement dated 1 August 2007 between, among others, Telenet NV as borrower and The Bank of Nova Scotia as facility agent;
(v)    the credit agreement dated 9 November 2020 between, among others, Newco I B.V. as borrower and The Bank of Nova Scotia as facility agent;
(vi)    the indenture dated 18 October 2017 in respect of the $550,000,000 5.500% senior notes due 2028 issued by UPC Holding B.V.;
(vii)    the indenture dated 13 December 2017 in respect of the $1,000,000,000 5.500% senior secured notes due 2028 and €600,000,000 3.500% senior secured notes due 2028 issued by Telenet Finance Luxembourg Notes S.à r.l.;

(viii)    the indenture dated 28 October 2019 in respect of $700,000,000 aggregate principal amount of 4.875% senior secured notes due 2030 and €502,500,000 aggregate principal amount of 2.875% senior secured notes due 2030 issued by Ziggo B.V.;
(ix)    the facilities agreement dated 18 December 2020 between, among others, VZ Financing I B.V. as borrower, VZ Vendor Financing II B.V. as lender and The Bank of New York Mellon, London Branch acting as administrator, in respect of the advance of certain proceeds of the €700,000,000 aggregate principal amount of 2.875% vendor financing notes due 2029 issued by VZ Vendor Financing II B.V.;
(x)    the indenture dated 11 February 2020 in respect of $500,000,000 aggregate principal amount of 5.125% senior notes due 2030 and €900,000,000 aggregate principal amount of 3.375% senior notes due 2030 issued by Ziggo Bond Company B.V.;
(xi)    the indenture dated 22 June 2020 in respect of €500,000,000 aggregate principal amount of 3.750% senior notes due 2030 issued by Virgin Media Finance plc;
(xii)    the facilities agreement dated 24 June 2020 in respect of the advance of certain proceeds of the $500,000,000 aggregate principal amount of 5.000% vendor financing notes due 2028 issued by Virgin Media Vendor Financing Notes IV Designated Activity Company;
(xiii)    the indenture dated 29 June 2020 in respect of £450,000,000 aggregate principal amount of 4.125% senior secured notes due 2030 and $650,000,000 aggregate principal amount of 4.500% senior secured notes due 2030 issued by Virgin Media Secured Finance plc; and
(xiv)    the indenture dated 24 September 2020 in respect of £600,000,000 aggregate principal amount of 4.000% senior secured notes due 2029, €950,000,000 aggregate principal amount of 3.250% senior secured notes due 2031 and $1,350,000,000 aggregate principal amount of 4.250% senior secured notes due 2031 issued by VMED O2 UK Financing plc,
(in each case as amended from time to time up to the date of this Additional Facility AY Accession Agreement).
Majority Additional Facility AY Lenders means Additional Facility AY Lenders, the aggregate of whose Facility AY Commitments exceeds 50 per cent. of the Total Additional Facility AY Commitments.
Total Additional Facility AY Commitments means, at any time, the aggregate of the Facility AY Commitments.
Transformative Acquisition means any acquisition or investment which is either not permitted by the Credit Agreement or, if permitted, is such that the Credit Agreement would not provide the Borrower Group with adequate flexibility for the continuation of its combined operations (as determined by UPC Broadband Holding B.V. acting in good faith).
UPC Broadband means UPC Broadband Holding B.V.
2.    Unless otherwise defined in this Additional Facility AY Accession Agreement, terms defined in the Credit Agreement shall have the same meaning in this Additional Facility AY Accession Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Additional Facility AY Accession Agreement as though they were set out in full in this Additional Facility AY Accession Agreement.
3.    We refer to Clause 2.3 (Additional Facilities) of the Credit Agreement. This Additional Facility AY Accession Agreement is an Additional Facility Accession Agreement for the purposes of the Credit Agreement.
4.    This Additional Facility AY Accession Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AY Lenders that it has received the documents and evidence set out in Schedule 2 (Conditions Precedent Documents) to this Additional Facility AY Accession Agreement, in each case, in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any such documents or evidence has been waived by the Facility Agent on behalf of the Majority Additional Facility AY Lenders (the Effective Date). The Facility Agent must give this notification to UPC Broadband and the Additional Facility AY Lenders promptly upon being so satisfied.
5.    We, the Additional Facility AY Lenders, agree:
(a)    to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.3 (Additional Facilities) of the Credit Agreement; and
(b)    to become party to the Intercreditor Agreement as Senior Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of Senior Lender, as if we had been an original party to the Intercreditor Agreement.
6.    The Additional Facility Commitment in relation to an Additional Facility AY Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AY Commitment.
7.    Any interest due in relation to Facility AY will be payable on the last day of each Interest Period and otherwise in accordance with Clause 11 (Interest) of the Credit Agreement.
8.    The Additional Facility Availability Period for Facility AY shall be the period from and including the Effective Date to and including the date that is 45 Business Days thereafter (or any other date agreed between the Additional Facility AY Lenders and UPC Broadband). At the end of the Additional Facility Availability Period for Facility AY, the Available Commitments in respect of Facility AY shall automatically be cancelled and the Available Commitments in respect of Facility AY for each Additional Facility AY Lender shall automatically be reduced to zero.
9.    Facility AY may be drawn by up to two Advances (or any other number of Advances agreed between the Additional Facility AY Lenders and UPC Broadband) and no more than two Requests (or any other number of Requests agreed between the Additional Facility AY Lenders and UPC Broadband) may be made in respect of Facility AY under the Credit Agreement.
10.    The first Interest Period to apply to each Facility AY Advance will be a period running from the Utilisation Date in respect of that Facility AY Advance up to (and excluding) 15 July 2021.
11.    Each Facility AY Advance will be used for general corporate purposes and/or working capital purposes, including without limitation, the redemption, refinancing, repayment or prepayment of any existing indebtedness of the Borrower Group and/or the payment of any fees and expenses in connection with Facility AY and the other transactions related thereto.
12.    The Final Maturity Date in respect of Facility AY will be 31 January 2029 or such other date agreed between the Additional Facility AY Lenders and UPC Broadband.
13.    Each outstanding Facility AY Advance will be repaid in full on the Final Maturity Date in respect of Facility AY.
14.    The Margin in relation to Facility AY is 3.00 per cent. per annum or such other rate agreed between the Additional Facility AY Lenders and UPC Broadband provided that:
(a)    if UPC Broadband has failed to deliver to the Facility Agent, on or prior to 30 June 2022, a copy of the published UPC ESG Strategy, the Margin in relation to Facility AY shall be increased from and including 1 July 2022 by 0.0375 per cent. per annum; and
(b)    if UPC Broadband:
(i)    has failed to deliver or publish (as the case may be) a CR Report in accordance with paragraph 15 below and/or the accompanying ESG Certificate in accordance with paragraph 16 below (save for where such CR Report and accompanying ESG Certificate are delivered or published (as the case may be) prior to the start of the Interest Period immediately following such initial failure), the

Margin in relation to Facility AY shall be the Original Margin plus 0.075 per cent. per annum from (and including) the start of the next Interest Period in relation to Facility AY immediately following such failure until (but excluding) the start of the next Interest Period in relation to Facility AY immediately following UPC Broadband delivering or publishing (as the case may be) a CR Report pursuant to paragraph 15 below and an ESG Certificate pursuant to paragraph 16 below; or
(ii)    has delivered or published (as the case may be) a CR Report in accordance with paragraph 15 below and the accompanying ESG Certificate in accordance with paragraph 16 below (or, if UPC Broadband has failed to deliver or publish (as the case may be) a CR Report in accordance with paragraph 15 below and/or the accompanying ESG Certificate in accordance with paragraph 16 below but has delivered or published (as the case may be) such CR Report and accompanying ESG Certificate prior to the start of the Interest Period immediately following such initial failure) certifying that the Swiss Borrower Group:
(A)    has achieved both Energy Efficiency KPI Satisfaction and Renewable Electricity KPI Satisfaction for the financial year that the CR Report and ESG Certificate relate to, the Margin in relation to Facility AY shall be the Original Margin less 0.075 per cent. per annum;
(B)    has achieved neither Energy Efficiency KPI Satisfaction nor Renewable Electricity KPI Satisfaction for the financial year that the CR Report and ESG Certificate relate to, the Margin in relation to Facility AY shall be the Original Margin plus 0.075 per cent. per annum; or
(C)    has achieved either Energy Efficiency KPI Satisfaction or Renewable Electricity KPI Satisfaction (but not both) for the financial year that the CR Report and ESG Certificate relate to, the Margin in relation to Facility AY shall be the Original Margin, from (and including) the start of the next Interest Period in relation to Facility AY following delivery of the ESG Certificate.
15.    From 1 January 2022 up to and including 1 October 2028, UPC Broadband shall, on or prior to 30 September in each financial year, (a) procure that the CR Report in relation to the immediately preceding financial year is published on Liberty Global PLC’s website or (b) deliver the CR Report in relation to the immediately preceding financial year to the Facility Agent.
16.    From (and including) the date on which the CR Report for any financial year (commencing with the financial year ending 31 December 2021) has been published on Liberty Global PLC’s website or delivered to the Facility Agent, UPC Broadband shall supply to the Facility Agent, as soon as reasonably practicable (and, in any event, within 15 Business Days) after the CR Report for the relevant financial year is published on Liberty Global PLC’s website or delivered to the Facility Agent, an ESG Certificate signed by a director of UPC Broadband confirming whether Energy Efficiency KPI Satisfaction and Renewable Electricity KPI Satisfaction have occurred and setting out in reasonable detail (based upon the relevant CR Report) computations evidencing whether Energy Efficiency KPI Satisfaction and Renewable Electricity KPI Satisfaction have so occurred.
17.    UPC Broadband shall use reasonable endeavours to deliver the Auditor’s Energy Efficiency Report to the Facility Agent, as soon as reasonably practicable (and, in any event, within 15 Business Days) after the CR Report for the financial year ending 31 December 2021 is published on Liberty Global PLC’s website or delivered to the Facility Agent.
18.
(a)    Any savings achieved by the Borrower Group by way of a reduction to the Margin in relation to Facility AY pursuant to paragraph 14(b)(ii)(A) above shall be reinvested (or committed to be reinvested) in further energy efficiency and/or environmental, social and governance (or equivalent) projects or initiatives (as determined by UPC Broadband in its sole discretion) of Sunrise UPC GmbH and/or any of its Subsidiaries incorporated in Switzerland from time to time.

(b)    UPC Broadband shall include a statement in each ESG Certificate delivered to the Facility Agent in accordance with paragraph 16 above for any financial year in respect of which the Margin in relation to Facility AY for any Interest Period that falls within that financial year has been reduced pursuant to paragraph 14(b)(ii)(A) above confirming that it has reinvested (or has committed to reinvest) in accordance with paragraph (a) above any savings achieved by the Borrower Group by way of such a reduction to the Margin in relation to Facility AY pursuant to paragraph 14(b)(ii)(A) above in that financial year.
19.    Failure to:
(a)    deliver to the Facility Agent, on or prior to 30 June 2022, a copy of the published UPC ESG Strategy;
(b)    achieve Energy Efficiency KPI Satisfaction and/or Renewable Electricity KPI Satisfaction in any financial year;
(c)    deliver an ESG Certificate;
(d)    deliver to the Facility Agent a copy of the Auditor’s Energy Efficiency Report within 15 Business Days after the CR Report for the financial year ending 31 December 2021 is published on Liberty Global PLC’s website or delivered to the Facility Agent;
(e)    reinvest or commit to reinvest any Margin savings in accordance with paragraph 18(a) above or make any confirmation in relation to the same in accordance with paragraph 18(b) above; and/or
(f)    publish or deliver (as the case may be) a CR Report,
shall not result in a Default or an Event of Default or have any effect under the Finance Documents other than as set out in paragraph 14(b) above.
20.    Terms defined in paragraphs 14 to 19 above (inclusive) shall have the following meanings:
“Auditor’s Energy Efficiency Report” means (a) a report prepared by the Auditor which, amongst other things, details the Swiss Borrower Group’s energy efficiency measured in kWh of electricity per terabyte of data usage per annum for the financial year ended 31 December 2020 or (b) to the extent that the CR Report for the financial year ending 31 December 2021 details the Swiss Borrower Group’s energy efficiency measured in kWh of electricity per terabyte of data usage per annum for the financial year ended 31 December 2020, the CR Report for the financial year ending 31 December 2021.
“CR Report” means (a) the annual corporate responsibility summary report relating to, amongst other things, the Swiss Borrower Group issued by Liberty Global PLC (or such other corporate responsibility report relating to the Swiss Borrower Group) and, in relation to the data relevant to Energy Efficiency KPI Satisfaction and Renewable Electricity KPI Satisfaction, reviewed by the Sustainability Auditor and published on Liberty Global PLC’s website or delivered to the Facility Agent or (b) if the data directly used to ascertain whether Energy Efficiency KPI Satisfaction and/or Renewable Electricity KPI Satisfaction has been achieved for a financial year is contained in the financial statements delivered pursuant to Clause 19.2(a)(i) of the Credit Agreement for that financial year, the financial statements for such financial year delivered pursuant to Clause 19.2(a)(i) of the Credit Agreement.
“Energy Efficiency KPI Satisfaction” means the energy efficiency measured in kWh of electricity per terabyte of data usage per annum of the Swiss Borrower Group, for the most recently ended financial year that a CR Report has been published or delivered (as the case may be), has equalled or exceeded the Energy Efficiency Target.
“Energy Efficiency Target” means the target for year on year improvement in energy efficiency of the Swiss Borrower Group measured in kWh of electricity per terabyte of data usage per annum, set at 10 per cent. based upon information available to UPC Broadband (including any management data relating to the financial year ended 31 December 2020 and any prior financial years).

“ESG Certificate” means a certificate in the form set out in Schedule 3B (ESG Certificate) to this Additional Facility AY Accession Agreement as may be amended from time to time with the consent of UPC Broadband and the Facility Agent.
“Non-Renewable Electricity” means electricity purchased directly from suppliers or producers other than Renewable Electricity.
“Original Margin” means 3.00 per cent. per annum together with any increase to such Margin pursuant to paragraph 14(a) above.
“Renewable Electricity” means electricity produced from renewable energy sources including, but not exclusively, solar energy, wind energy, hydro energy, tidal energy, geothermal energy and biomass energy.
“Renewable Electricity KPI Satisfaction” means, where possible under the electricity market structure in Switzerland, 100 per cent. of the electricity usage of the Swiss Borrower Group which is either generated by the Swiss Borrower Group or is purchased by the Swiss Borrower Group directly from producers or suppliers for the most recently ended financial year for which a CR Report has been published or delivered (as the case may be), was in the form of:
(a)Renewable Electricity generated by the Swiss Borrower Group;
(b)Renewable Electricity purchased directly from producers or suppliers; and/or
(c)Non-Renewable Electricity in respect of which the Swiss Borrower Group has acquired certificates of origin (as such term is recognised by the Swiss Federal Department of the Environment, Transport, Energy and Communications from time to time (or any of its successors)) for Renewable Electricity in respect of such electricity usage in such financial year by the date falling 4 months after the last day of that financial year.
“Sustainability Auditor” means an auditor, environmental consultant, independent ratings agency or industry professional, in each case, of international repute or national repute in Switzerland appointed by UPC Broadband (or its Affiliates) in its sole discretion from time to time.
“Swiss Borrower Group” means Sunrise UPC GmbH together with its wholly owned Subsidiaries incorporated in Switzerland from time to time (provided that this shall exclude, at the option of UPC Broadband, (a) each member of the Swiss Borrower Group that was acquired during that financial year for a period of no more than 365 days following the completion of that acquisition and (b) any member of the Swiss Borrower Group that was disposed of during that financial year from the date it was so disposed or, at the option of UPC Broadband, for the entirety of the financial year in which it was disposed).
“UPC ESG Strategy” means the Strategy in the area of Environmental, Social and Governance published by Sunrise UPC GmbH or any of its Affiliates in relation to the Swiss Borrower Group, including a combined materiality analysis, the definition of key performance indicators and measurable targets (as amended, updated, supplemented and/or replaced from time to time).
21.
(a)    Bank of America, N.A, London Branch is appointed as sustainability arranger (or equivalent) in connection with Facility AY and UPC Broadband shall be entitled to appoint one or more additional and/or replacement sustainability arrangers (or equivalent) from time to time by notice to the Facility Agent (each a “Sustainability Arranger”). On such date that Facility AY is prepaid or cancelled in full, all current Sustainability Arranger appointments in relation to Facility AY will automatically terminate.
(b)    Neither UPC Broadband nor any of its Affiliates will be required to pay a fee or provide any other form of consideration to a Sustainability Arranger in consideration for its role hereunder.
(c)    No Sustainability Arranger will be liable for any loss caused by any action taken or not taken by it under or in connection with any Finance Document in such capacity, unless such loss is caused by its fraud, gross negligence or wilful misconduct. No Sustainability Arranger will be liable for any loss caused by another Sustainability Arranger.
(d)    Each Sustainability Arranger may act in relation to the Finance Documents through its officers, employees and agents. No party to this Additional Facility AY Accession Agreement (other than that Sustainability Arranger) may take any proceedings against any officer, employee or agent of a Sustainability Arranger in respect of any claim it might have against that Sustainability Arranger or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Sustainability Arranger may rely on this paragraph, subject to Clause 1.2(e) (Construction) of the Credit Agreement and the provisions of the Third Parties Act.
(e)    Each Sustainability Arranger shall only have those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
(f)    No Sustainability Arranger shall act for or represent the Finance Parties, and each Finance Party is solely responsible at all times for making its own independent appraisal of and analysis in relation to any sustainability aspects for the purpose of this Additional Facility AY Accession Agreement.
(g)    Nothing in any Finance Document constitutes a Sustainability Arranger as a trustee of any other person. No Sustainability Arranger has any fiduciary or commercial duty of care to or for any person in connection with its role hereunder.
(h)    Notwithstanding any other provision of any Finance Document, no Sustainability Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)    Clause 22.5 (Responsibility for documentation) of the Credit Agreement shall also apply such that no Sustainability Arranger is responsible to any other party to this Additional Facility AY Accession Agreement for the actions referred to therein (mutatis mutandis).
(j)    An amendment or waiver which relates to the rights or obligations of a Sustainability Arranger (in its capacity as such) may not be effected without the consent of that Sustainability Arranger.
(k)    Notwithstanding anything to the contrary in any Finance Document, an amendment or waiver to the margin ratchet provisions in paragraphs 14 to 20 (inclusive) of this Additional Facility AY Accession Agreement shall only require the prior consent of UPC Broadband and each Sustainability Arranger (acting on the instructions of the Majority Additional Facility AY Lenders).
22.    The Borrower in relation to Facility AY is UPC Broadband.
23.    Facility AY is made available as a term loan.
24.    The interest rate for Facility AY will be calculated in accordance with Clause 11.1 (Interest rate) of the Credit Agreement, being the sum of EURIBOR and the applicable Margin. For the avoidance of doubt, each party to this Additional Facility AY Accession Agreement accepts and acknowledges that EURIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below zero per cent., then EURIBOR will be deemed to be zero per cent.
25.    Each Facility AY Advance shall be issued at 99.75% of par provided that no original issue discount shall be payable on any Facility AY Advance arising from an increase in the Facility AY Commitments effected in accordance with paragraph 4 (AY OID Fees Funding) of the Fee Letter.
26.    If on or prior to the date falling 6 months after the first Utilisation Date in relation to Facility AY (but not otherwise) UPC Broadband:

(a)    makes any prepayment of Facility AY in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any member of the Borrower Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Borrower Group; or
(b)    effects any amendment of this Additional Facility AY Accession Agreement or the Credit Agreement resulting in a Repricing Transaction, other than, for the avoidance of doubt, any amendments contemplated by Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications), Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications), Schedule 10 (Seventh Amendments, Waivers, Consents and Other Modifications), Schedule 11 (Eighth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 12 (Ninth Amendments, Waivers, Consents and Other Modifications) of this Additional Facility AY Accession Agreement (the “Approved Amendments”) resulting in a Repricing Transaction,
UPC Broadband shall, in each case, pay to the Facility Agent, for the account of each applicable Additional Facility AY Lender:
(i)    in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional Facility AY Lender’s Facility AY Advances which are prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and
(ii)    in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the Facility AY Advances of each Additional Facility AY Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Additional Facility AY Lender to consent to such amendment on or prior to the date falling 6 months after the first Utilisation Date in relation to Facility AY and such prepayment fee shall be due and payable on the effective date of such assignment.
In this paragraph:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Facility AY Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Facility AY Advances which have (or any amendment to this Additional Facility AY Accession Agreement or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the Facility AY Advances (other than in connection with a Change of Control, an initial public offering or a Transformative Acquisition).
27.
(a)    Provided that any upsizing of Facility AY permitted under this paragraph will not breach any term of the Credit Agreement, Facility AY may be upsized by any amount, by the signing of one or more further Additional Facility AY Accession Agreements, that specify (along with the other terms specified therein) UPC Broadband as the sole Borrower and which specify Facility AY Commitments denominated in Euros, to be drawn in Euros, with the same Final Maturity Date and Margin as specified in this Additional Facility AY Accession Agreement.
(b)    For the purposes of this paragraph 27 (unless otherwise specified), references to Facility AY Advances shall include Advances made under any such further and previous Additional Facility AY Accession Agreement.
(c)    Where any Facility AY Advance has not already been consolidated with any other Facility AY Advance, on the last day of any Interest Period for that unconsolidated Facility AY Advance, that unconsolidated Facility AY Advance will be consolidated with any other Facility AY Advance which has an Interest Period ending on the same day as that unconsolidated Facility AY Advance, and all such Facility AY Advances will then be treated as one Facility AY Advance.

28.    For the purposes of any amendment or waiver, consent or other modification (including, with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement or any other Finance Document on or after the date of this Additional Facility AY Accession Agreement, each Additional Facility AY Lender hereby consents (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility or an Additional Revolving Facility consent (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility or an Additional Revolving Facility, as applicable) to any and all of the following:
(a)    any and all amendments contemplated by the Approved Amendments;
(b)    any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the Approved Amendments or to conform any Finance Document to the Approved Amendments; and/or
(c)    any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (vi) to (xiv) (inclusive) of that definition shall be limited to those that are mechanical in nature unless specifically referenced in the Approved Amendments, and, in each case, any consequential amendments, waivers, consents or modifications, and this Additional Facility AY Accession Agreement shall constitute each Additional Facility AY Lenders' irrevocable and unconditional written consent (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty) and the agreement of each Additional Facility AY Lender to procure, unless it is prohibited from doing so, that each of its Affiliates and Related Funds that is a Lender under a Revolving Facility or an Additional Revolving Facility or a Hedge Counterparty provides irrevocable and unconditional written consent in that capacity in respect of such amendments, waivers, consents or other modifications to the Finance Documents for the purposes of Clause 27 (Amendments and Waivers) of the Credit Agreement, Clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement, and any clause in any other Finance Document relating to amendments of that Finance Document without any further action required on the part of any party thereto.
29.    Each Additional Facility AY Lender hereby acknowledges and agrees (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility or an Additional Revolving Facility acknowledge and agree (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility or an Additional Revolving Facility, as applicable) that the Facility Agent and/or the Security Agent (as applicable) may, but shall not be required to, send to the Additional Facility AY Lenders any further formal amendment request in connection with all, or any of the proposed amendments set out under paragraph 28 above and the Facility Agent and/or the Security Agent (as applicable) shall be authorised to consent on behalf of each Additional Facility AY Lender, as a Lender under one or more Facilities and as a Hedge Counterparty under the Intercreditor Agreement, to any such proposed amendments set out under paragraph 28 above (and the Facility Agent and/or the Security Agent shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, or the Hedge Counterparties have consented to the relevant amendments and/or waivers or other modifications to the Finance Documents in accordance with Clause 27 (Amendments and Waivers) of the Credit Agreement, Clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement, and any clause relating to amendments in any other Finance Document.
30.    Each Additional Facility AY Lender hereby waives (in the capacity of a Lender and, if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty), and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or Related Funds that are Hedge Counterparties or a Lender under a Revolving Facility or an Additional Revolving Facility waive (in their capacity as Hedge Counterparties or Lenders under a Revolving Facility or an Additional Revolving Facility, as applicable) receipt of any fee in connection with the foregoing consents, notwithstanding that other consenting Lenders under the Credit Agreement or Hedge Counterparties under the

Intercreditor Agreement may be paid a fee in consideration of such Lenders' or Hedge Counterparties’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.
31.    Each Additional Facility AY Lender confirms to each other Finance Party that:
(a)    it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in Facility AY being made available pursuant to this Additional Facility AY Accession Agreement and has not relied on any information provided to it by any other Finance Party in connection with any Finance Document; and
(b)    it will continue to make its own independent appraisal of the creditworthiness of each Obligor and such Obligor’s related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.
32.    Each of the Additional Facility AY Lenders agrees that it will not, without the prior written consent of UPC Broadband (acting in its sole discretion), effect any transfer, novation, assignment or Sub-participation of any of its rights, benefits or obligations in respect of any Facility AY Commitment under this Additional Facility AY Accession Agreement prior to the date that such Facility AY Commitment has been utilised unless such transfer, novation, assignment or Sub-participation is to an Affiliate of that Additional Facility AY Lender provided that in each case:
(a)    (save for in respect of Sub-participations) such Affiliate has at least equivalent creditworthiness as the transferring Additional Facility AY Lender;
(b)    no such transfer, novation, assignment or Sub-participation shall reallocate, reduce or release any Additional Facility AY Lender’s obligation to fund its entire Facility AY Commitment as at the date of this Additional Facility AY Accession Agreement by the required time on each Utilisation Date in the event that any transferee or assignee (or any subsequent transferee or assignee) fails to do so; and
(c)    each Additional Facility AY Lender shall retain exclusive control over all rights and obligations with respect to its Facility AY Commitments as at the date of this Additional Facility AY Accession Agreement (including, without limitation, all rights with respect to waivers, consents, modifications, amendments and confirmations in relation to the Finance Documents) until after the date that they are utilised, notwithstanding any such transfer, novation, assignment or Sub-participation.
33.    Each of the Additional Facility AY Lenders agrees that without prejudice to Clause 28.4 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in the relevant Novation Certificate referred to below) shall become, by the execution by the Facility Agent of a Novation Certificate substantially in the form set out in Schedule 3A (Novation Certificate) to this Additional Facility AY Accession Agreement, bound by the terms of this Additional Facility AY Accession Agreement as if it were an original party hereto as an Additional Facility AY Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional Facility AY Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Additional Facility AY Accession Agreement as an Additional Facility AY Lender.
34.    We, the Additional Facility AY Lenders, acknowledge and agree that the Lender Asset Security Release Confirmation has been delivered by the Facility Agent to the Lenders and that the Security Agent is therefore irrevocably authorised in accordance with Clause 19.28(a) (Asset Security Release) of the Credit Agreement to execute such documents as may be required to ensure that the Security (other than (a) any Security required to be granted under paragraph (b)(ii) of the definition of “80% Security Test” and (b) any Security provided over any account in connection with a Borrower providing cash cover for a Documentary Credit or an Ancillary Facility pursuant to Clause 6.9(a) (Cash Cover by Borrower) and Clause 1.2(a)(iv) (Construction) of the Credit Agreement) is released.
35.    The Facility Office and address for notices of each Additional Facility AY Lender for the purposes of Clause 35.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AY Lender to the Facility Agent.
36.    This Additional Facility AY Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

37.    Clause 37 (Jurisdiction) of the Credit Agreement is incorporated into this Additional Facility AY Accession Agreement as if set out in full and as if references in that clause to a “Finance Document” are references to this Additional Facility AY Accession Agreement.
38.    This Additional Facility AY Accession Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional Facility AY Accession Agreement by email (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional Facility AY Accession Agreement.
39.    This Additional Facility AY Accession Agreement is a Creditor Accession Undertaking as defined in the Intercreditor Agreement.
THIS ADDITIONAL FACILITY AY ACCESSION AGREEMENT is executed and delivered as a Deed on the date stated at the beginning of this Additional Facility AY Accession Agreement.

SCHEDULE 1
ADDITIONAL FACILITY AY LENDERS AND COMMITMENTS

Additional Facility AY Lender	Facility AY Commitment (€)
The Bank of Nova Scotia	862,500,000
Total	862,500,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS
1.    Constitutional Documents
(a)    A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AY Accession Agreement.
(b)    An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.
2.    Authorisations
(a)    A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:
(i)    approving the terms of and the transactions contemplated by this Additional Facility AY Accession Agreement and (in the case of UPC Broadband) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) resolving that it execute the confirmation described at paragraph 4 below; and
(ii)    (in the case of UPC Broadband) authorising the issuance of a power of attorney to a specified person or persons to execute this Additional Facility AY Accession Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4 below.
(b)    A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Additional Facility AY Accession Agreement or the confirmation described in paragraph 4 below (as appropriate).
(c)    A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AY Accession Agreement.
3.    Legal opinions
(a)    A legal opinion of Allen & Overy LLP, English legal adviser to Facility Agent, addressed to Finance Parties.
(b)    A legal opinion of Allen & Overy LLP, Dutch legal adviser to Facility Agent, addressed to Finance Parties.
4.    Other documents
(a)    Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 17 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Intercreditor Agreement) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AY and that such obligations shall be owed to each Finance Party including the Additional Facility AY Lenders.
(b)    A duly executed copy of the Fee Letter.

SCHEDULE 3A
NOVATION CERTIFICATE
To:     The Bank of Nova Scotia as Facility Agent and UPC Broadband Holding B.V. as Borrower
From:    [THE EXISTING LENDER] and [THE NEW LENDER]
Date:    [●]
UPC Broadband Holding B.V. – Credit Agreement dated 16 January 2004
(as amended, the Credit Agreement)
We refer to clause 28.4 (Procedure for novations) of the Credit Agreement. Terms defined in the Credit Agreement have the same meaning in this Novation Certificate.
1.    We [●] (the Existing Lender) and [●] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with clause 28.4 (Procedure for novations) of the Credit Agreement.
2.    We further refer to clause 22.3 (Change of Senior Lender, Pari Passu Creditors, Second Lien Lender and Noteholders) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the [●], it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.
3.    The Facility Office and address for notices of the New Lender for the purposes of clause 35.2 (Addresses for notices) of the Credit Agreement are set out in the Schedule.
4.    This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.
5.    This Novation Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated
EXISTING LENDER
Existing Lender’s Commitment under Additional Facility AY: [€[•]]
Assignee: New Lender
[New Lender]
[Facility Office     Address for notices for administrative purposes
Address for notices for credit purposes]

[The Existing Lender], as the Existing Lender
By:
Name:
Title:
[The New Lender], as the New Lender
By:
Name:
Title:

SCHEDULE 3B
ESG CERTIFICATE
To:    [The Bank of Nova Scotia] as Facility Agent
We refer to the senior secured credit facility agreement originally dated 16 January 2004 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, UPC Broadband Holding B.V. as Borrower and The Bank of Nova Scotia as Facility Agent and as Security Agent and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement or an Additional Facility Accession Agreement (as defined therein) shall have the same meanings in this Certificate.
I, [name], a Director of UPC Broadband Holding B.V. (“UPC Broadband”)
CERTIFY without personal liability, that for the financial year ending [●]:
(a) [both Energy Efficiency KPI Satisfaction and Renewable Electricity KPI Satisfaction have been achieved] OR [neither Energy Efficiency KPI Satisfaction nor Renewable Electricity KPI Satisfaction has been achieved] OR [Energy Efficiency KPI Satisfaction has been achieved but Renewable Electricity KPI Satisfaction has not been achieved] OR [Renewable Electricity KPI Satisfaction has been achieved but Energy Efficiency KPI Satisfaction has not been achieved] as evidenced by the computations shown in the Schedule to this Certificate.][; and1
(b) UPC Broadband has [reinvested] OR [committed to reinvest] the savings (amounting to [€]/[$][●]) achieved by the Borrower Group by way of a reduction to the Margin in relation to Facility [●] pursuant to paragraph [●] of the Additional Facility [●] Accession Agreement in further energy efficiency and/or environmental, social and governance (or equivalent) projects or initiatives of the Swiss Borrower Group]2.
Signed:    _______________________
    Director
Date:    [●]
[Schedule
KPI Computations
[●]]

11 To be delivered as soon as reasonably practicable (and, in any event, within 15 Business Days) after the CR Report for the relevant financial year is published on Liberty Global PLC’s website or delivered to the Facility Agent (as applicable)
22 Confirmation only required for any financial year in respect of which the Margin in relation to Facility AY for any Interest Period that falls within that financial year has been reduced pursuant to paragraph 14(b)(ii)(A).

SCHEDULE 4
[INTENTIONALLY LEFT BLANK]

SCHEDULE 5
[INTENTIONALLY LEFT BLANK]

SCHEDULE 6
ADDITIONAL AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.
1.    Transfers: amend Clause 28.3 (Transfers by Lenders) of the Credit Agreement to provide that the consent of UPC Broadband or a Borrower is not required for any assignment, transfer or novation by a Lender if an Event of Default is outstanding pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings) only (rather than if any Event of Default is outstanding).
2.    New RCF Maintenance Covenant: amend the Credit Agreement to provide that: amendments and waivers of Clauses 20.2 (Financial Ratio) to 20.4 (Cure provisions) and Clause 21.17 (Acceleration Following Financial Ratio Breach) shall only be made with the consent of UPC Broadband and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

SCHEDULE 7
FOURTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
[INTENTIONALLY LEFT BLANK]

SCHEDULE 8
FIFTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 8 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.
1.    Negative Pledge:
(a)    delete clause 19.8(a) in its entirety and replace it as follows:
“(a) Each Obligor (other than UPC Broadband Holdco, any Permitted Affiliate Holdco and any Subsidiary of UPC Broadband Holdco or any Permitted Affiliate Holdco which is permitted to issue, and has issued, Holdco Debt) will not permit any Security Interest by any member of the Borrower Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness of any member of the Borrower Group or any other person, other than:
(i)    Permitted Security Interests; or
(ii)    any Security Interest over any present or future undertakings, assets, rights or revenues that is not subject to Security (such Security Interest, the “Initial Security Interest”) if, contemporaneously with the incurrence of such Initial Security Interest, effective provision is made to secure the Financial Indebtedness due under this Agreement equally and ratably with (or prior to, in the case of any Security Interest with respect to Financial Indebtedness that ranks junior to the Facilities) the Financial Indebtedness secured by such Initial Security Interest so long as such Financial Indebtedness is so secured.”
(b)    include a new clause 19.8(d) as follows:
“(d)    Any Security Interest created pursuant to the proviso described in Clause 19.8(a)(ii) securing of the Financial Indebtedness due under this Agreement will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Security Interest to which it relates (and, to the extent required, the Facility Agent and the Security Agent are hereby irrevocably authorised and instructed by the Lenders to enter into such documentation as is reasonably required to effect such release).
2.    Solvent Liquidation: Amend Clause 27.4 (Release of Guarantees and Security) of the Credit Agreement to provide for equivalent releases as a result of, and in connection with, any solvent liquidation or dissolution that complies with Clause 19.29 (Internal Reorganisations).
3.    Non-Consenting Lenders: Remove the timing window of 90 days during which UPC Broadband may exercise its rights as set out in Clause 27.9(b) (Replacement of Lenders) such that UPC Broadband may exercise such rights at any time.

SCHEDULE 9
SIXTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 9 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.
1.    Amendments and waivers: amend Clause 27.2 (Exceptions) to include the following as a new Clause:
“Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the UPC Broadband.”
2.    Transfers by Obligors: include the following as a new carve out to Clause 28.2(a) (Transfers by Obligors):
“provided that a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly owned Subsidiary of (i) UPC Broadband or (ii) a Permitted Affiliate Parent (as applicable) if UPC Broadband delivers to the Facility Agent:
(a)    a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Borrower Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and
(b)    legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security created by the Security Documents as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law that such Security were not otherwise subject to immediately prior to such assignment or transfer.”
3.    Sub-participations:
(a)    Include a new definition of Sub-participation as follows:
“Sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and “sub-participate” shall be construed accordingly.
(b)    Amend Clause 28.3 (Transfers by Lenders) in order that this clause includes a restriction on sub-participations of rights and obligations and is subject to the same consent regime as for assignments and transfers in accordance with recent Liberty precedent.
(c)    Add a new clause as follows:
“[28.12]     Sub-participation
Notwithstanding anything to the contrary in Clause 28.3 (Transfers by Lenders) there shall be no restrictions on sub-participations provided that:
(a)     such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under the Finance Documents for any such obligation;

(b)     such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless:
(i)    the proposed sub-participant is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 29 and,
(ii)     prior to entering into the relevant agreement or arrangement, the relevant Lender provides UPC Broadband with full details of that proposed sub-participant and any voting, consultation or other rights to be granted to the sub-participant;
(c)    the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);
(d)     the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or any of the Finance Documents or in any monies received by the relevant Lender under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement); and
(e)    the proposed sub-participant will under no circumstances: (i) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement or any of the Finance Documents; or (ii) otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement).”
(d)    Include the additional provision as follows:
“Clause [28.13] Sub-participant Register
“(a)    In the case of a sub-participation (or any other agreement or arrangement having an economic effect substantially similar to a sub-participation) (in each case, other than any non-voting derivatives (which are not participations) which would otherwise be caught by the definition of “sub-participation”), the person granting the sub-participation (or similar right) shall, acting solely for these purposes as non-fiduciary agent for the Borrower, maintain a register (a “Sub-Participant Register”) on which it enters the name and address of each sub-participant (or person holding the similar right) and the Commitment and obligations (including principal and stated interest) in which each sub-participant (or other person) has an interest or obligation.
(b)     Notwithstanding anything to the contrary hereunder, including without limitation Clause 26 (Evidence and Calculations), the entries in the Sub- Participant Register shall be conclusive absent manifest error, and such person maintaining the Sub-Participant Register shall treat each person whose name is recorded in the Sub-Participant Register as the owner of such sub-participation (or similar right) for all purposes of a Finance Document notwithstanding any notice to the contrary.
(c)     Without prejudice to the other provisions of this Clause 28, no Lender shall have any obligation to disclose all or any portion of the Sub-Participant Register to any person (including the identity of any sub-participant or any information relating to a sub-participant’s interest in any Loans, Commitments or other obligations under any Finance Documents) except to the extent that such disclosure to a tax authority is necessary to establish that such Loan, Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required thereunder.”
(e)    Delete Clause 28.3(b)(iii) (Transfers by Lenders).
(f)    Amend Clause 28.10 (Register) to add the following to such Clause:
“Without limitation of any other provision of this Clause 28, no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register.”

SCHEDULE 10
SEVENTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 10 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.
1.    Related Fund: amend clause 1.1 (Definitions) to delete the definition of “Related Fund” and replace it with the following:
“Related Fund” in relation to a fund or account that, in each case, invests in commercial loans (the “first fund”), means any other fund or account that, in each case, invests in commercial loans which is managed or administered directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund or account that, in each case, invests in commercial loans whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.”

SCHEDULE 11
EIGHTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 11 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.
1.    Resignation of Obligors
Add a new “Clause [X] (Resignation of an Obligor (other than UPC Broadband))” to the Credit Agreement on terms consistent with those in Clause 29.11 (Resignation of an Obligor (other than the Company)) of the credit agreement originally dated 1 August 2007 between among others Telenet BVBA as the Company and The Bank of Nova Scotia as the Facility Agent as last amended and restated on 16 November 2018, mutatis mutandis, and make all conforming changes required to incorporate such clause.
2.    Defaulting Lenders: amend paragraph (a) of Clause 27.8 (Disenfranchisement of Defaulting Lenders) such that it reads as follows:
“In ascertaining the Majority Lenders, affected Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, a Defaulting Lender’s Available Commitments and participations will be deemed to be zero.”
3.    Cross Default EOD: amend Clause 21.5 (Cross-default) by deleting the words “or is placed on demand, in each case;” at paragraph (b).
4.    Changes to the Parties:
(a)    Amend the new language to be included pursuant to paragraph 2 of Schedule 9 of this Agreement to add the words “except to the extent permitted by this Agreement and” at the start of the paragraph.
(b)    Amend paragraph (c)(i) of Clause 28.8 (Additional Obligors) to add the words “under the relevant Facility” after the words “Majority Lenders”.
5.    Transfers:
(a)    Delete paragraph (a), (b) and (c) of Clause 28.3 (Transfers by Lenders) and replace it with the following new paragraphs (a) and (b) and make consequential changes to the numbering of the subsequent clauses:
“(a)    Subject to the other provisions of this Clause 28, any Lender (an “Existing Lender”) may, at any time, (i) assign all or any of its rights and benefits, (ii) transfer (by way of novation) all or any of its rights, benefits and obligations or (iii) enter into a Sub-participation in respect of any of its rights, benefits and obligations, in each case under any Finance Documents to another person (the “New Lender”) provided that:
(i)    the prior written consent of UPC Broadband is received in respect of any assignment, transfer or Sub-participation, such consent not to be unreasonably withheld, and provided further that:
(A)    such consent shall be deemed to have been given if not declined in writing within ten Business Days of a written request by any Lender to UPC Broadband;
(B)    no consent shall be required in the case of any assignment, transfer or Sub-participation by a Lender to another Lender and/or to its Affiliate (or, if applicable, to any Related Fund); and

(C)    no consent shall be required in the case of any assignment, transfer or Sub-participation to any New Lender at any time after the occurrence of an Event of Default which is continuing pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings);
(ii)    the New Lender makes the representation set out in paragraph [X]3 of the Transfer Agreement; and
(iii)    in the case of a partial assignment, transfer or novation of rights and/or obligations, such assignment, transfer or novation shall be in a minimum amount (in relation to an Additional Facility Commitment denominated in Euros) of €1,000,000 or (in relation to an Additional Facility Commitment denominated in US Dollars) of US$1,000,000 or, in each case, such lower amount as the Existing Lender may agree with UPC Broadband (save that in the case of a partial assignment, transfer or novation by a Lender of its rights and/or obligations under an Additional Facility to an Affiliate or Related Fund of that Lender, such assignment, transfer or novation shall be in a minimum amount (in relation to an Additional Facility Commitment denominated in Euros) of €500,000 or (in relation to an Additional Facility Commitment denominated in US Dollars) of US$500,000 or, in each case, such lower amount as that Lender may agree with UPC Broadband).
(b)    Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign, transfer or sub-participate any of its rights, benefits or obligations under the Finance Documents in relation to a Revolving Facility without the prior written consent of UPC Broadband, provided that no such consent shall be required in the case of any assignment, transfer or Sub-participation:
(i)    by a Lender to another Lender under the Revolving Facility and/or to its Affiliate (or, if applicable, to any Related Fund), in each case, which is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s, Standard & Poor’s or Fitch; and
(ii)    to any New Lender at any time after the occurrence of an Event of Default which is continuing pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency Proceedings), 21.9 (Creditors’ Process) or 21.10 (Similar Proceedings).”
(c)    Amend Clause 28.3 (Transfers by Lenders) to include the following new paragraphs:
(i)    “Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign, transfer or sub-participate any of its rights, benefits or obligations under the Finance Documents to a New Lender that is a Defaulting Lender or a Sanctioned Lender, in each case without the prior written consent of UPC Broadband (acting in its sole discretion).
(ii)    Notwithstanding any other provision of this Clause 28.3 (Transfers by Lenders), no assignment or transfer shall be permitted to settle or otherwise become effective within the period of five Business Days prior to the last day of the Interest Period for the relevant Advance.
(iii)    Each New Lender, by executing the relevant Transfer Agreement or Novation Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the transferring Lender would have been had it remained a Lender.”
33 Relating to qualifying lender representation in line with Liberty precedent

6.    Releases
(a)    Amend Clause 27.4 (Release of Guarantees and Security) as follows:
(i)    delete sub-paragraph (b)(i) and replace it as follows:
“(i)    the disposal (A) is permitted under Clause 19.11 (Disposals), (B) is in accordance with the release of any Obligor in accordance with this Agreement, (C) is as a result of, or in connection with, any solvent liquidation or dissolution that complies with Clause 19.29 (Internal Reorganisation) or (D) the consent of the Majority Lenders has been obtained; and”
(ii)     delete sub-paragraph (d) and replace it as follows:
“(d)    The Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect any release (i) permitted under this Clause 27.4 (Release of Guarantees and Security), (ii) required to permit the granting of any Security Interest permitted under Clause 19.8 (Negative pledge), (iii) expressly permitted under the Finance Documents (excluding, for the avoidance of doubt, pursuant to any consent obtained from the Majority Lenders), (iv) permitted under the Intercreditor Agreement, (v) to which a prior written consent of the relevant Lenders has been granted in accordance with paragraph (f) of Clause 27.2 (Exceptions), (vi) in connection with any Permitted Transaction (other than a Permitted Transaction pursuant to paragraph (a) or (g) of that definition) or (vii) if it is necessary or desirable in connection with Clause 19.29 (Internal Reorganisation).”
(iii)     Add new sub-paragraphs (f) and (g) as follows:
“(f)    Notwithstanding any other provision of this Agreement, UPC Broadband may require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect the release of the Security granted over any asset of an Obligor pursuant to the Security Documents to which it is a party to enable the relevant Obligor to grant in connection with that asset any encumbrance permitted under Clause 19.8 (Negative pledge). If, immediately prior to such release the relevant Obligor was treated as an Obligor for the purpose of the 80% Security Test, the relevant Obligor shall continue to be treated as an Obligor for those purposes notwithstanding any such release.
(g)     UPC Broadband may designate that any Affiliate Subsidiary is no longer an Affiliate Subsidiary and require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of UPC Broadband, execute such documents as may be required or desirable to effect the release of the guarantees provided and Security granted in connection with the accession of such Affiliate Subsidiary as a Guarantor (“Affiliate Subsidiary Release”); provided that immediately after giving effect to such Affiliate Subsidiary Release, either (i) the Guarantors at the relevant time represent a percentage which is greater than that required to satisfy the 80% Security Test and UPC Broadband provides a certificate to the Facility Agent certifying that upon the Affiliate Subsidiary Release the 80% Security Test would continue to be satisfied or (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) an Obligor could incur at least €1.00 of additional Financial Indebtedness pursuant to paragraph (xxii) of the definition of Permitted Financial Indebtedness or (2) the ratios of Senior Net Debt to Annualised EBITDA and of Total Net Debt to Annualised EBITDA would be no greater than they were immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such Affiliate Subsidiary Release.”

7.    Break Costs: amend sub-paragraph (a)(i) of the definition of “Break Costs” in Clause 1.1 (Definitions) to include the words “and the effect of any interest rate floor” after the words “excluding the Margin” in parentheses.
8.    Term Loan Interest Periods:
In paragraph (b) of Clause 11.2 (Selection of Interest Periods) delete the words “1, 2, 3 or 6 months, or, in each case, such other period of up to 12 months as the Lenders whose Commitments under the relevant Term Facility that aggregate more than 50% of the aggregate Commitments under that Term Facility may agree with the Borrower” and replace them with the following words:
“(i) 1, 2, 3 or 6 months; (ii) any shorter period agreed by the relevant Borrower and the Facility Agent; (iii) any longer period of up to 12 months agreed by the relevant Borrower and the Facility Agent (acting on the instruction of the Majority Lenders in relation to the relevant Facility); and (iv) in connection with the first Term Facility Advance under any Term Facility, any other period of six months or less as agreed to by the relevant Borrower and the Facility Agent”.
9.    Hedge Counterparties: in the definitions of “Acceptable Hedge Counterparty” and “Hedge Counterparty” in Clause 1.1 (Definitions) of the Intercreditor Agreement, after the words “credit institution” add the words “or financial institution”.
10.    Permitted Financing Action:
(a)    Amend Clause 12.1 (Place of Payment) to add the following words to the end of that Clause:
“, in each case, other than any payment to be made on a cashless basis as part of a Permitted Financing Action.”.
(b)    Amend Clauses 12.2 (Funds) and 12.3(a) (Distribution) to add the following words to the end of that Clause:
“, in each case, other than any payment to be made on a cashless basis as part of a Permitted Financing Action.
11.    Amendments and waivers:
(a)    Add a new paragraph to Clause 27 (Amendments and Waivers) to include the following as a new paragraph:
“Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of UPC Broadband.”
(b)    Delete paragraph (f) of Clause 27.2 (Exceptions) and replace it with the following:
“A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 17 (Guarantee) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of affected Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Commitments plus Outstandings of those affected Lenders. This Clause may not be amended without the consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Commitments plus Outstandings.”
(c)    Add a new paragraph (h) to Clause 27.2 (Exceptions) as follows:
“No amendment or waiver of a term of any Ancillary Facility Document shall require the consent of any Finance Party other than the relevant Ancillary Facility Lender.”
(d)    Amend sub-paragraph (a)(vii) of Clause 27.2 (Exceptions) by adding the following proviso at the end:

“(provided that paragraph (f) below may be amended with the consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the aggregate Available Facilities plus Outstandings); or”
12.    Prepayments: amend Clause 10.9 (Miscellaneous Provisions) to delete paragraph (f) and replace it with the following:
“Other than in relation to any prepayment under Clause 10.7 (Right of prepayment and Cancellation in relation to a Single Lender) or Clause 16.1 (Illegality), any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata (except to the extent any part of an Advance is to be repaid on a cashless basis as part of a Permitted Financing Action).”4
13.    Majority Lenders: Add the words “in relation to the Facility in respect of that Utilisation” after the words “Majority Lenders” in paragraph (a)(i) of the definition of “Non-Funding Lender” in Clause 1.1 (Definitions).
14.    Release Condition:
(a)    Amend Clause 19 (Undertakings) to add the following words as a new Clause 19.33:
“19.33    Ratings Trigger
(1)    Notwithstanding anything to the contrary in this Agreement or any other Finance Document, during the period (if any) that a Release Condition (as defined in paragraph (d) below) is satisfied:
(i)    the following obligations and restrictions shall be suspended and shall not apply:
(A)    the requirement to make mandatory prepayments under Clause 10.5 (Mandatory prepayment from disposal proceeds);
(B)    the restrictions under Clause 19.11 (Disposals);
(C)    the provisions of Clause 19.12 (Acquisitions and mergers);
(D)    the provisions of Clause 19.13 (Restrictions on Financial Indebtedness);
(E)    the provisions of Clause 19.14 (Restricted Payments);
(F)    the provisions of Clause 19.15 (Loans and guarantees);
(G)    the provisions of Clause 19.16 (Environmental matters);
(H)    the restrictions under Clause 19.17 (Insurance);
(I)    the restrictions under Clause 19.18 (Intellectual Property Rights);
(J)    the restrictions under Clause 19.19 (Share capital);
(K)    the restrictions under Clause 19.20 (Priority);
(L)    the restrictions under Clause 19.21 (Share security);
(M)    the restrictions under Clause 19.22 (Shareholder Loans);
(N)    the restrictions under Clause 19.23 (Further security over receivables);
44 Note: reference to Clause 27.9 (Replacement of lenders) to be retained when creeper implemented

(O)    the restrictions under Clause 19.25 (ERISA); and
(P)    the provisions of paragraph (b) of Clause 28.8 (Additional Obligors);
(ii)    the leverage financial covenant in Clause 20.2 (Financial Ratio) shall only be tested semi annually (for the Ratio Period ending on the second and fourth Quarter Dates in each financial year) if the Financial Ratio Test Condition is met on such second and fourth Quarter Dates in each financial year and the Financial Ratio Test Condition will only apply to such second and fourth Quarter Dates;
(iii)    the relevant Margin payable on any utilisation or Unpaid Sum (as applicable) under any Additional Facility (to the extent specified in the relevant Additional Facility Accession Agreement for that Additional Facility) will be reduced by 0.50 per cent. per annum; and
(iv)    the amount of each basket set by reference to a monetary amount for which a specific amount is set out in this Agreement and any definitions used therein (including all “annual”, “life of Facilities” and “at any time” and “aggregate” baskets) shall be increased by 50 per cent.
(b)    If at any time after a Release Condition has been satisfied and a Release Condition subsequently ceases to be satisfied, any breach of this Agreement or any other Finance Document that arises as a result of any of the obligations, restrictions or other terms referred to in paragraph (a) above ceasing to be suspended or amended shall not (provided that it did not constitute an Event of Default at the time the relevant event or occurrence took place) constitute (or result in) a breach of any term of this Agreement or any other Finance Documents, a Default or an Event of Default.
(c)    In respect of any amount which has not been applied in mandatory prepayment of the Facilities in accordance with Clause 10.5 (Mandatory prepayment from disposal proceeds) as a result of the Release Condition being satisfied (the “Released Amounts”), if the Release Condition subsequently ceases to be satisfied after the date the prepayment would have been required had the Release Condition not been satisfied, the failure to apply the Released Amounts in prepayment shall not result in a breach of any term of this Agreement or any other Finance Document.
(d)    For the purposes of this Clause 19.33 the “Release Condition” means the Facilities or UPC Broadband receive any two of the following:
(i)    a rating of “Baa3” (or the equivalent) or higher from Moody’s or any of its successors or assigns;
(ii)    a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s or any of its successors or assigns; and/or
(iii)    a rating of “BBB-” (or the equivalent) or higher from Fitch or any of its successors or assigns, in each case, with a “stable outlook” from such rating agency.”
(1) Amend the definition of “Margin” in Clause 1.1 (Definitions) to include the following wording at the end of that definition:
“, and if applicable, as reduced pursuant to Clause 19.33 (Ratings Trigger)”.
15.    Default Interest: amend “two” in Clause 11.8(a) (Default interest) to read “one”.

SCHEDULE 12
NINTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 12 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.
1.    80% Security Test:
(a)    Delete limb (b)(ii)(C) of the definition of 80% Security Test in Clause 1.1 (Definitions).
(b)    Delete all references to “or 19.2(a)(ii)” in limb (a) of the definition of 80% Security Test in Clause 1.1 (Definitions).
(c)    Replace all references to “relevant financial statements” in limb (a) of the definition of 80% Security Test in Clause 1.1 (Definitions) with “annual financial statements”.
2.    Financial Indebtedness:
(a)    Insert a new limb (e)(xii) into the definition of Financial Indebtedness in Clause 1.1 (Definitions) as follows:
“indebtedness raised through sale and lease back transactions.”
(b)    Amend limb (e)(iv) of the definition of Financial Indebtedness in Clause 1.1 (Definitions) to delete “obligations under Finance Leases and” and replace it with “any Lease Obligations and obligations under”.
(c)    Insert a new definition in Clause 1.1 (Definitions) as follows:
““Lease Obligations” means collectively obligations under any finance, capital or operating lease in accordance with GAAP.”
3.    Relevant Event: Delete “(a)” and “or (b) Clause 20.2 (Financial Ratio)” from the definition of Relevant Event in Clause 1.1 (Definitions).
4.    Tax indemnity: Delete Clause 13.4(b)(iii) (Tax indemnity) and replace with the following:
“(iii) to the extent a loss, liability or cost:
(A) has been compensated for by a payment under Clause 13.8 (Stamp Taxes) or would have been compensated for by such a payment, but for the application of any exception in such Clause;
(B) is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or
(C) is suffered or incurred by a Finance Party in respect of a Bank Levy.”
5.    Permitted Disposals:
(a)    Delete Clause 19.11(b)(liv)(C).
(b)    Amend Clause 19.11(b)(vii) by deleting the following “, provided that the aggregate amount of all such asset securitisations or receivables factoring transactions does not exceed the greater of: (A) €250,000,000 (or its equivalent in other currencies) at any time; and (B) 5% of Total Assets at any time”.
(c)    Amend Clause 19.11(b)(xxviii) to insert “(or any disposals of Cash Equivalent Investments)” immediately after “the application of cash in payments”.

(d)    Delete the definition of French Group in Clause 19.11(d) (Disposals).
(e)    Delete Clause 19.11(c)(i) and replace it with the following “(i) 17.5%;”.
(f)    Delete the following from Clause 19.11(c)(y) “, except in respect of a disposal of the French Group”.
6.    Information – Miscellaneous: Delete the following “(both in hard copy and in electronic form)” from Clause 19.3 (Information – Miscellaneous) and replace it with “(in electronic form and, if requested, hard copy).
7.    Permitted Financial Indebtedness:
(a)    Delete Clause 19.13(b)(xi) (Restrictions on Financial Indebtedness) and replace it with the following:
“(xi)    any Financial Indebtedness of a person which (A) is acquired by, or merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities), a member of the Borrower Group after the Signing Date and such acquisition, merger, consolidation, amalgamation or combination is permitted by Clause 19.12 (Acquisitions and mergers) or (B) becomes an Affiliate Subsidiary after the Signing Date; where such Financial Indebtedness existed at the date of (x) in the case of (A), completion of such acquisition, merger, consolidation, amalgamation or combination and (y) in the case of (B), such person becoming an Affiliate Subsidiary, provided that the amount of such Financial Indebtedness is not increased beyond the amount in existence at the date described in (x) and/or (y) (as applicable) (subject to the accrual of interest);”
(b)    Delete Clause 19.13(b)(xviii) (Restrictions on Financial Indebtedness) and replace it with the following:
“(xviii) Financial Indebtedness arising under sale and leaseback arrangements or Vendor Financing Arrangements (to the extent these constitute Financial Indebtedness) provided that the aggregate principal amount thereof does not at any time exceed the greater of (A) €250,000,000 and (B) the amount that could be incurred so that the ratio of Senior Net Debt to Annualised EBITDA (giving pro forma effect to any such Financial Indebtedness and the use of proceeds thereof) is equal to, or less than, 4.50:1.00; and provided further that, in each case, the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Security Interest other than over the assets the subject of such sale and leaseback arrangements and/or Vendor Financing Arrangements;”
(c)    Amend Clause 19.13(b)(xxvi) (Restrictions on Financial Indebtedness) to insert “commodity trading or brokerage accounts,” after “overdraft,”.
(d)    Amend Clause 19.13(b)(xxix) (Restrictions on Financial Indebtedness) to delete reference to “otherwise permitted under this Agreement”.
(e)    Amend Clause 19.13(b)(xxxii) (Restrictions on Financial Indebtedness) to insert “after giving pro forma effect to the relevant acquisition or other transaction and the incurrence of such Financial Indebtedness pursuant to this paragraph” immediately after “(y) the ratio of Senior Net Debt to Annualised EBITDA”.
(f)    Insert a new Clause 19.13(b)(xxxiv) and Clause 19.13(b)(xxxv) as follows (and (i) delete “and” at the end of Clause 19.13(b)(xxxiii) and (ii) make any necessary renumbering changes accordingly):
“(xxxiv) any liability that constitutes Financial Indebtedness in respect of any member of the Borrower Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;
(xxxv) any liability that constitutes Financial Indebtedness arising as a result of a fiscal unity (fiscale eenheid) solely between members of the Borrower Group incorporated in The Netherlands;”
(g)    Amend the definition of Permitted Borrower Group Guarantee Facilities in Clause 1.1 (Definitions) to delete reference to “€10,000,000” and replace it with “€50,000,000”.

(h)    Insert a new Clause 19.13(b)(xxxvi) as follows (and make any necessary renumbering changes accordingly):
“(xxxvi) any Financial Indebtedness of any member of the Borrower Group in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Financial Indebtedness incurred pursuant to this paragraph and then outstanding, will not exceed 100% of the Net Cash Proceeds received by UPC Broadband or a Permitted Affiliate Parent from the issuance or sale (other than to a member of the Borrower Group) of its respective Subordinated Shareholder Loans or Capital Stock or otherwise contributed to the equity of UPC Broadband or a Permitted Affiliate Parent (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock (as defined in Clause 10.4 (Change of Control)) or an Excluded Contribution); and”
(i)    Insert new definitions in Clause 1.1 (Definitions) in their correct alphabetic positions in connection with the new Clause 19.13(b)(xxxvi) as follows:
““Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(b) is convertible or exchangeable for Financial Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of a member of the Borrower Group); or
(c) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (i) the then latest Final Maturity Date of a Facility or (ii) the date on which there are no Outstandings; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require UPC Broadband or a Permitted Affiliate Parent to repurchase such Capital Stock upon the occurrence of a change of control (as defined in a substantially identical manner to the corresponding definition in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that UPC Broadband or a Permitted Affiliate Parent may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by UPC Broadband or a Permitted Affiliate Parent with the provisions of Clause 19.11 (Disposals) and Clause 10.4 (Change of Control) and such repurchase or redemption complies with Clause 19.14 (Restricted Payments).
“Excluded Contribution” means Net Cash Proceeds or property or assets received by UPC Broadband or a Permitted Affiliate Parent as capital contributions or Subordinated Shareholder Loans to UPC Broadband or a Permitted Affiliate Parent or from the issuance or sale (other than to a Restricted Subsidiary (as defined in Clause 10.4 (Change of Control))) of Capital Stock (other than Disqualified Stock) of UPC Broadband or a Permitted Affiliate Parent, in each case to the extent designated as an Excluded Contribution by UPC Broadband or a Permitted Affiliate Parent.”
(j)    Delete Clause 19.13(c) (Restrictions on Financial Indebtedness) and delete limb (d) of the definition of Restricted Person in Clause 1.1 (Definitions) (and make any necessary renumbering changes accordingly).
8.    Permitted Payment:
(a)    Amend Clause 19.14(c)(xiv)(A) to include “(directly or indirectly)” after the words “an amount equal to such payment is reinvested”.
(b)    Amend the definition of Permitted Payment to delete “under paragraph (vii) of that definition” from Clause 19.14(c)(xii) (Restricted Payments).

(c)    Amend the definition of Permitted Payment to delete “and” at the end of Clause 19.14(c)(xxxvi)(B) and instead insert it at the end of Clause 19.14(c)(xxxvi)(C) and insert a new limb (D) in Clause 19.14(c)(xxxvi) (Restricted Payments) as follows:
“(D) any property received in connection with such transaction shall not constitute (i) a cure pursuant to Clause 20.4 (Cure provisions) or (ii) an Excluded Contribution, up to the amount of such Permitted Payment made under this Clause 19.14(c)(xxxvi);”
(d)    Amend the definition of Permitted Payment by inserting:
(i)    a new Clause 19.14(c)(xlii) (Restricted Payments) as follows:
“in connection with any transfer of the equity interests in a member of the Borrower Group provided that (A) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to the relevant transfer and (B) such member of the Borrower Group whose equity interests have been transferred pursuant to this paragraph, becomes an Affiliate Subsidiary or member of the Borrower Group within 3 Business Days of such transfer;”;

(ii)    a new Clause 19.14(c)(xliii) (Restricted Payments) as follows:
“following a Public Offering of UPC Broadband or a Permitted Affiliate Parent or any Parent, the declaration and payment by UPC Broadband, any Permitted Affiliate Parent or any Parent, or the making of any cash payments, advances, loans, dividends or distributions to any Parent to pay, dividends or distributions on the Capital Stock, common stock or common equity interests of UPC Broadband, any Permitted Affiliate Parent or any Parent; provided that the aggregate amount of all such dividends or distributions under this paragraph shall not exceed in any financial year the greater of (A) 6 per cent. of the Net Cash Proceeds of such Public Offering or subsequent equity offering by UPC Broadband or any Permitted Affiliate Parent or contributed to the capital of UPC Broadband or any Permitted Affiliate Parent by any Parent in any form other than Financial Indebtedness or Excluded Contributions and (B) following the Initial Public Offering, an amount equal to the greater of (1) 7 per cent. of the Market Capitalisation and (2) 7 per cent. of the IPO Market Capitalisation; and”; and
(iii)    a new Clause 19.14(c)(xliv) (Restricted Payments) as follows:
“in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this Clause.”.
(e)    Insert the following definitions in Clause 1.1 (Definitions) in their correct alphabetic positions in connection with the new Clause 19.14(c)(xliii) (Restricted Payments):
““Initial Public Offering” means an equity offering of common stock or other common equity interests of UPC Broadband, any Permitted Affiliate Parent or any Parent (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of the common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognised exchange or traded on an internationally recognised market.
“IPO Market Capitalisation” means an amount equal to (a) the total number of issued and outstanding shares of Capital Stock of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (b) the price per share at which such shares of common stock or common equity interests are sold or distributed in such Initial Public Offering.

“Market Capitalisation” means an amount equal to (a) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend, multiplied by (b) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of the declaration of such dividend.
“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions, the Cash proceeds of such issuance or sale net of legal fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commission and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Public Market” means at any time after an equity offering has been consummated, shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €75,000,000 on the date of such equity offering have been distributed pursuant to such equity offering.
“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include any offering pursuant to Rule 144A and/or Regulation S under the United States Securities Act of 1933 to professional market investors or similar persons).”
9.    Loans and guarantees:
(a)    Delete “, provided that no Obligor shall make a loan to any other member of the Borrower Group unless, within 60 days of making that loan:” from Clause 19.15(a) (Loans and guarantees) and also delete Clause 19.15(a)(i) and (ii) (Loans and guarantees) and make any consequential changes.
(b)    Amend Clause 19.15(h)(v) to replace the reference to “30 days” with “60 days”.
(c)    Delete Clause 19.15(bb) (Loans and guarantees) and replace it with the following:
“(bb) any guarantee of any Financial Indebtedness of any Parent that is given by an Affiliate Subsidiary or another member of the Borrower Group provided that (i) on the date of incurrence of such guarantee the ratio of Total Net Debt to Annualised EBITDA on a pro forma basis would not exceed 5.50:1 (provided that outstanding Total Net Debt for the purpose of calculating such ratio under this paragraph shall include any Financial Indebtedness represented by guarantees by any member of the Borrower Group of Financial Indebtedness of any Parent), (ii) such guarantee is expressed to be subordinated to the liabilities of such Affiliate Subsidiary or other member of the Borrower Group (as applicable) under the Finance Documents and (iii) no Event of Default is continuing or occurs as a result of such Financial Indebtedness of that Parent being raised or issued;”.
10.    Transfers by Lenders:
(a)    Amend Clause 28.3(k) (Transfers by Lenders) to include “or Clause 27.9 (Replacement of Lenders)” after “under Clause 10.7 (Right of prepayment and cancellation in relation to a single Lender)”.
(b)    Amend the new language to be included as a new Clause 28.3(b) (Transfers by Lenders) pursuant to paragraph 5(a) of Schedule 11 of this Agreement to insert “other than Clause [28.12] (Sub-participation)” immediately after “Notwithstanding any other provision of this Agreement”.5
11.    Historic references: Delete any historic references which are no longer relevant (for example, references to Priority Pledge) to the extent not materially prejudicial to the interests of the Lenders and make any consequential changes.
55 R&G note – this will be inserted once creeper 3(c) contained in the Ninth Amendments, Waivers, Consents and Other Modifications schedule has been included

12.    Releases:
(a)    Add a new paragraph (h) and a new paragraph (i) to Clause 27.4 (Release of Guarantees and Security) as follows:
“(h) The Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of UPC Broadband, execute such documents as may be required or desirable to effect the release of any guarantees and/or Security which it is necessary or desirable to release in connection with any Permitted Tax Reorganisation provided that any equivalent guarantees and/or Security in respect of any other Pari Passu Lien Obligations are released simultaneously.”; and
“(i) The Security Agent shall (and it is hereby authorised by the other Finance Parties to) upon the occurrence of a Permitted Guarantee Release, at the cost of UPC Broadband, execute such documents as may be required or desirable to effect the release of any guarantees and Security (other than Security in respect of (i) the shares in UPC Broadband and (ii) intercompany receivables payable by UPC Broadband) granted by UPC Holding.”
(b)    Insert new definitions in Clause 1.1 (Definitions) in their correct alphabetic positions in connection with the new paragraphs (h) and (i) in Clause 27.4 (Release of Guarantees and Security) as follows:
““Pari Passu Lien Obligations” means any Financial Indebtedness that has equal or substantially equal Security Interest priority to the Facilities on the Security (taking into account any intercreditor arrangements).
“Permitted Guarantee Release” means the release, at the option of UPC Broadband at any time when all Pari Passu Lien Obligations permit, of any guarantee granted by UPC Holding provided that all other guarantees granted by UPC Holding in connection with all other Pari Passu Lien Obligations are released simultaneously.”
13.    Permitted Security:
(a)    At paragraph (k) of the definition of Permitted Security Interest in Clause 1.1 (Definitions), insert the words “or any Refinancing Indebtedness in respect of such Finance Leases, sale and leaseback arrangements or Vendor Financing Arrangements” after reference to “Clause 19.13(b)(xviii) (Restrictions on Financial Indebtedness)”.
(b)    At paragraph (m) of the definition of Permitted Security Interest in Clause 1.1 (Definitions), insert the words “and Security Interests created, incurred or assumed in connection with any Refinancing Indebtedness in respect of Financial Indebtedness pursuant to which any Security Interest over or affecting any asset (including any shares) acquired by a member of the Borrower Group after the Signing Date was granted” after the first reference to “the relevant acquisition or transaction”.
(c)    At paragraph (i) of the definition of Permitted Security Interest in Clause 1.1 (Definitions), insert the words “and Security Interests created, incurred or assumed in connection with any Refinancing Indebtedness in respect of Financial Indebtedness pursuant to which any Security Interest over or affecting any asset of, or shares in, any person which becomes a member of the Borrower Group after the Signing Date was granted” after the first reference to “the relevant acquisition or transaction”.
(d)    Insert a new paragraph (uu) to the definition of Permitted Security Interest in Clause 1.1 (Definitions) as follows: “any Security Interest arising under clause 24 or 25 of the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association.”
(e)    Insert a new paragraph (H) in paragraph (t)(ii) of the definition of Permitted Security Interest in Clause 1.1 (Definitions) as follows (and make any necessary consequential changes): “(H) Financial Indebtedness which is permitted under sub-paragraph (xxxvi) of the definition of Permitted Financial Indebtedness,” once the amendment detailed at paragraph 7(h) of this Schedule 12 has been implemented.

(f)    Insert a new paragraph (F) in paragraph (u)(ii) of the definition of Permitted Security Interest in Clause 1.1 (Definitions) as follows (and make any necessary consequential changes): “(F)    Financial Indebtedness which is permitted under sub-paragraph (xxxvi) of the definition of Permitted Financial Indebtedness,” once the amendment detailed at paragraph 7(h) of this Schedule 12 has been implemented.
14.    Unrestricted Subsidiary: Delete the definition of Unrestricted Subsidiary in Clause 1.1 (Definitions) and replace it with the following:
““Unrestricted Subsidiary” means any Subsidiary of UPC Broadband, any Subsidiary of any Permitted Affiliate Parent and any Subsidiary of an Affiliate Subsidiary that is not an Obligor which is designated by UPC Broadband or any Permitted Affiliate Parent in writing as an Unrestricted Subsidiary.”

15.    Increased Costs:
(a)    Amend Clause 15.1(a) (Increased Costs) to delete both references to “the Signing Date” and replace with “the later of the date upon which (i) the Finance Party, who has incurred any Increased Cost which is the subject of this Clause, becomes a Party in accordance with the provisions of this Agreement and (ii) in the case of a Lender where the Facility under which such Lender initially had a Commitment when it became a Party has been cancelled, the first day of the Availability Period for the Facility under which such Lender has a Commitment (it being acknowledged that, where such Lender has Commitments under more than one Facility and such Facilities’ Availability Periods commenced on different dates, the relevant date shall be the earlier of those dates)”.
(b)    Delete paragraph (b) of Clause 15.2 (Increased cost claims) and replace it with the following:
“Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and of the calculation of the Increased Cost) confirming (i) the amount of its Increased Costs or, if applicable, the Increased Costs of any of its Affiliates, (ii) that it is its policy or current practice to seek to recover such Increased Costs to a similar extent from other similar borrowers in relation to similar existing facilities (such similarity, in each case, determined by reference to the treatment of borrowers and facilities under the law or regulation giving rise to the relevant Increased Cost) and (iii) that it had not already taken such Increased Costs into account as part of its fees and pricing in connection with the Facilities, a copy of which shall be provided to UPC Broadband at the same time as such certificate is delivered to the Facility Agent, provided that no Finance Party shall be required to disclose information it is not legally allowed to disclose or in respect of which it is bound by contractual requirements of confidentiality or which is otherwise price-sensitive information prohibited from being disclosed pursuant to applicable law or regulation.”

16.    Legal Reservations:
(a)    Insert a new definition in Clause 1.1 (Definitions) as follows:
““Legal Reservations” means:
(i)    the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, court protection, examinership, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;
(ii)    the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(iii)    any other general principles which are set out as qualifications or reservations as to matters of law in any legal opinion delivered under any Finance Document including (whether or not set out in such legal opinion) the qualification that security purporting to create fixed charges may create floating charges.”
(b)    Amend Clause 10.4(d)(iii) (Change of Control) to delete reference to “substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents)” and replace with reference to “the Legal Reservations”.
(c)    Amend Clause 18.4(a) (Legal validity) to delete reference to “any relevant reservations or qualifications as to matters of law contained in any legal opinion referred to in Part 1 of Schedule 2 (Conditions Precedent Documents) or (as applicable) paragraph 13 of Part 2 of Schedule 2 (Conditions Precedent Documents)” and replace with reference to “the Legal Reservations”.
(d)    Amend Clauses 18.4(b) and (c) (Legal validity) to delete reference to “any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above” and replace with reference to “the Legal Reservations”.
(e)    Amend Clause 18.6(a) (Consents) to delete reference to “any relevant reservations or qualifications contained in any legal opinion referred to in Clause 18.4(a) (Legal validity) above” and replace with a reference to “the Legal Reservations”.
(f)    Amend paragraph 3 of Schedule 11 (Agreed Security Principles) to delete reference to “any legal opinion referred to in Clause 18.4 (Legal Validity)” and replace with reference to “the Legal Reservations”.

17.    Financial Covenant:
(a)    Amend the definition of Senior Debt in Clause 20.1 (Financial definitions) to delete limb (c) of such definition and replace it with the following:
“(c) any Financial Indebtedness referred to in Clauses 19.13(b)(viii), 19.13(b)(xii), 19.13(b)(xiii), 19.13(b)(xxix) and 19.13(b)(xxxiv) (Restrictions on Financial Indebtedness);”.
(b)    Amend the definition of Senior Debt in Clause 20.1 (Financial definitions) to delete limb (d) of such definition and replace it with the following:
"(d) any Financial Indebtedness referred to in Clause 19.13(b)(xi) or 19.13(b)(xxxii) (Restrictions on Financial Indebtedness), for a period of six months following the date of completion of an acquisition referred to in Clause 19.13(b)(xi) or 19.13(b)(xxxii) (Restrictions on Financial Indebtedness) only;”.

18.    Borrower Group: Amend the definition of Borrower Group in Clause 1.1 (Definitions) to insert “and any Subsidiary of such Affiliate Subsidiary that is designated as a member of the Borrower Group by UPC Broadband or a Permitted Affiliate Parent [(provided that such designation shall only remain in effect whilst the relevant Affiliate Subsidiary has not been the subject of an Affiliate Subsidiary Release)]6” after the reference to “Affiliate Subsidiary” in paragraph (c) of the definition of Borrower Group.
19.    Intra-Group Services: Amend the definition of Intra-Group Services in Clause 1.1 (Definitions):
(a)    insert “, including stock and other incentive plans” into limb (c)(ii) after “other benefits”;
(b)    delete limb (c)(iv) and replace with the following:
66 R&G note – language to be included once Affiliate Subsidiary Release concept is included from previous set of UPC creepers

“(iv) the provision of treasury, audit, accounting, banking, strategy, IT, branding, marketing, network, technology, research and development, installation and customer service, telephony, office, administrative, compliance, payroll or other similar services; and”;
(c)    delete “, in the ordinary course of business and on terms not materially less favourable to the relevant member of the Borrower Group than arms’ length terms,” in limb (d).
20.    Holding Company Expenses: Amend limb (e) of the definition of Holding Company Expenses in Clause 1.1 (Definitions) to include “and/or a Permitted Tax Reorganisation” after “Post-Closing Reorganisation”.
21.    Business: Amend the definition of “Business” in Clause 1.1 (Definitions) as follows:
(a)    insert a new limb (c) as follows and re-letter the existing limbs (c) and (d) accordingly:
“(c) other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which any Parent or any member of the Borrower Group are engaged from time to time, including, without limitation, all forms of television, telephony (including, for the avoidance of doubt, mobile telephony) and internet services and any services relating to carriers, networks, broadcast or communications services, or Content;” and
(b)    amend the existing limb (c) by inserting “, (c)” immediately after “(b)”.

22.    Resignation of Obligors: Amend the definition of Borrower in Clause 1.1 (Definitions) to delete the reference to “Clause 29.2” and replace it with “Clause 28.2” and to insert “or Clause [●] (Resignation of an Obligor (other than UPC Broadband))” immediately after “Clause 28.2 (Transfers by Obligors)”7.
23.    Default: Amend the definition of Default in Clause 1.1 (Definitions) to insert “provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied” after “be an Event of Default”.
24.    Acceleration: Amend Clause 21.18 (Acceleration) and Clause 21.19 (Maintenance Covenant Revolving Facility Acceleration) to insert a new paragraph as follows (and to make the consequential changes required to the numbering of the existing paragraphs in Clause 21.18 (Acceleration) and Clause 21.19 (Maintenance Covenant Revolving Facility Acceleration)):
“(b) Any notice of Default or Event of Default, notice of acceleration or instruction to the Facility Agent to provide a notice of Default or Event of Default or notice of acceleration, or to take any other action with respect to an alleged Default or Event of Default, may not be given with respect to any Default or Event of Default notified to the Facility Agent, reported publicly or which the Facility Agent otherwise became aware of, in each case, more than two years prior to such notice or instruction.”.

25.    Permitted Transaction:
(a)    Amend the definition of Permitted Transaction in Clause 1.1 (Definitions) to insert a new paragraph as follows:
“any acquisition or purchase of a spectrum license;”.
(b)    Amend the definition of Permitted Transaction in Clause 1.1 (Definitions) to insert new paragraphs as follows:
77 R&G note – insertion of reference to new “Resignation of an Obligor (other than UPC Broadband)” clause to occur once “Resignation of Obligors” creeper contained in the Eighth Amendments, Waivers, Consents and Other Modifications schedule has been included

“any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);”; and
“any intermediate steps or actions necessary to implement steps, circumstances, payments or transactions permitted or not prohibited by this Agreement;”.
(c)    Amend the definition of Permitted Transaction in Clause 1.1 (Definitions) to insert a new paragraph (i) as follows:
“so long as no [Default or Event of Default of the type specified in Clause 21.2 (Non-payment)]/[Relevant Event]8 has occurred and is continuing, Investments in any person to the extent that, after giving pro forma effect to any such Investment, the ratio of Senior Net Debt to Annualised EBITDA would not exceed 4.50 to 1.00;”
(d)    Insert a new definition in Clause 1.1 (Definitions) as follows:
““Investment” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Financial Indebtedness or other similar instruments issued by, such person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.”
26.    Cash Equivalent Investment: Amend paragraph (a) of the definition of Cash Equivalent Investment in Clause 1.1 (Definitions) to insert “, the government of Switzerland” immediately after “the relevant member state of the European Union”.
27.    Reference Banks: Delete the definition of Reference Banks in Clause 1.1 (Definitions) and replace it with the following:
““Reference Banks” means, subject to Clause 28.9 (Reference Banks), the principal London offices of such banks as may be approved by the Facility Agent with the consent of UPC Broadband and such banks.”
28.    Representations: Amend Clause 18.20(a) (Times for making representations and warranties) by deleting “on the date of each Request and”.
29.    Financial information:
(a)    Delete the following “(provided however, that to the extent any reports are filed on the SEC’s website or UPC Broadband’s website, such reports shall be deemed supplied to the Facility Agent in sufficient copies for all Lenders)” from Clause 19.2(a) (Financial information) and replace it with “(provided however, that (x) to the extent any reports are filed on the SEC’s website or UPC Broadband’s website, such reports shall be deemed supplied to the Facility Agent in sufficient copies for all Lenders and (y) the information required to be included in a certificate signed by a director of UPC Broadband pursuant to Clause 19.2(a)(iii)(B) shall only be required to be included in a certificate which is supplied to the Facility Agent for the benefit of the Lenders under Maintenance Covenant Revolving Facilities and, as such, such information shall not be required to be supplied to the Facility Agent in sufficient copies for, or for distribution to, all Lenders, and as such a separate certificate which does not include such information may be provided to the Facility Agent for the benefit of the other Lenders)”.
88 To refer to Relevant Event once the amendment detailed at paragraph 3 of this Schedule 12 has been implemente

(b)    Delete Clauses 19.2(a)(iv) and 19.2(a)(v).

30.    Priority: Delete Clause 19.20 (Priority).
31.    Share security:
(a)    Amend Clause 19.21(b) (Share security) to insert “within 60 days of the date that such shares are issued” immediately after “pursuant to the terms of a Security Document”.
(b)    Amend Clause 19.21(c) (Share security) to insert “provided that the Facility Agent (acting in its sole discretion) may elect to waive the requirements of this Clause 19.21(c) (Share security) if UPC Broadband gives an undertaking in a form reasonably satisfactory to it that such requirements will be satisfied within 60 days of the date that such shares are issued” immediately after “may reasonably require”.
(c)    Amend Clause 19.21(f) (Share security) to delete “upon issue” and insert “within 60 days of the date that such shares are issued” immediately after “in favour of the Beneficiaries”.

32.    Breach of other obligations:
(a)    Delete Clause 21.3(a) (Breach of other obligations) (and make any necessary renumbering changes accordingly).
(b)    Amend Clause 21.3(b) (Breach of other obligations) by deleting “in paragraph (a) above or” immediately after “(other than those referred to”.

33.    Expenses:
(a)    Amend Clause 24.1 (Transaction Expenses) to include “which are properly documented and are” immediately after “(including legal fees, subject to any agreed caps)”.
(b)    Amend Clause 24.2 (Amendment Costs) to include “which are properly documented and are” immediately after “(including legal fees, subject to any agreed caps)”.
(c)    Amend Clause 24.3 (Enforcement Costs) to include “which are properly documented and are” immediately after “(including legal fees)”.
34.    Counterparts: Amend Clause 34 (Counterparts) to replace the first reference to “This Agreement” with “A Finance Document (other than a Security Document governed by the laws of a jurisdiction which requires such Security Document to be signed on a single copy in order for such Security Document to grant a valid and enforceable Security Interest)” and replace the second reference to “this Agreement” with “such Finance Document”.
35.    Ultimate Parent: Amend the definition of Ultimate Parent in Clause 1.1 (Definitions) by adding a new paragraph (b) as follows and renumbering the existing paragraphs accordingly:
(b) upon consummation of any transaction whereby Liberty Global PLC has a Parent, “Ultimate Parent” will mean the top tier Parent above Liberty Global PLC and its successors;”.
36.    Notices: Amend Clause 35 (Notices) to replace each reference to “this Agreement” with “a Finance Document unless specified to the contrary in such Finance Document”.
37.    Breach of Intercreditor Agreement:
(a)    Amend Clause 21.14(b) (Breach of Intercreditor Agreement) to replace reference to “such Obligor” with “an Obligor” and to insert “and UPC Broadband” immediately after “the Facility Agent gives notice to that Subordinated Creditor”.

(b)    Delete Clause 21.14(c) (Breach of Intercreditor Agreement).

38.    Additional Obligor Conditions Precedent:
(a)    Amend paragraph 2 of Part 2 (To be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent Documents) to insert “(to the extent such Additional Obligor is not already a party in the relevant capacity)” immediately after “an accession deed to the Intercreditor Agreement”.
(b)    Delete paragraph 3(a) of Part 2 (To be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent Documents) and make any necessary renumbering changes accordingly.
(c)    Delete paragraph 3(b) of Part 2 (To be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent Documents) once the amendment detailed at paragraph 1(a) of this Schedule 12 has been implemented and make any necessary renumbering changes accordingly.
(d)    Amend paragraph 3(c) of Part 2 (To be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent Documents) to delete “, together with a Pledge of Subordinated Shareholder Loans executed by the Additional Guarantor in respect of such Financial Indebtedness and the other documents referred to in Clause 19.22(a) (Shareholder Loans)” and replace it with “and, to the extent that UPC Broadband elects that such Financial Indebtedness should constitute Subordinated Shareholder Loans, a pledge over the instrument pursuant to which such proposed Subordinated Shareholder Loans have or has been advanced”.
(e)    Delete paragraph 3(d) of Part 2 (To be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent Documents) once the amendment detailed at paragraph 43 of this Schedule 12 has been implemented and make any necessary renumbering changes accordingly.
(f)    Delete paragraph 4 of Part 2 (To be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent Documents) and make any necessary renumbering changes accordingly.
(g)    Delete paragraph 7(b) of Part 2 (To be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent Documents) and make any necessary consequential and renumbering changes accordingly.

39.    Form of Request and Cancellation Notice:
(a)    Amend Part 1 (Form of Request (Advances)) and Part 2 (Form of Cancellation and/or Prepayment Notice) of Schedule 3 (Form of Request and Cancellation Notice) to include reference to “Revolving Facility” wherever there is a reference to “Additional Facility”.
(b)    Amend Part 1 (Form of Request (Advances)) and Part 3 (Form of Request (Documentary Credits)) of Schedule 3 (Form of Request and Cancellation Notice) to delete reference to “We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request” and replace it with “We confirm that each condition specified in Clause 4.2 (Further conditions precedent) that is required to be satisfied on the date of this Request is satisfied or (where required to be satisfied on the proposed Utilisation Date) is or will be satisfied on such Utilisation Date”.
(c)    Amend Part 3 (Form of Request (Documentary Credits)) of Schedule 3 (Form of Request and Cancellation Notice) to insert “Documentary Credit” immediately prior to each reference to “Beneficiary”.

40.    Personal liability: Amend Clause 1.2(j) (Construction) to delete the wording immediately after “that member of the Wider Group in a” and replace it with “Finance Document, certificate or other document required to be delivered under any Finance Document.”

41.    Change of Control: Amend the definition of Controlling Company in Clause 10.4 (Change of Control) to delete “and” at the end of paragraph (A) and to delete Clause 10.4(b) (Change of Control) (and make any necessary consequential amendments) and instead include such language as new paragraphs below paragraph (B) as follows:
“(C) after a Post-Closing Reorganisation, New Intermediate Holdco and its successors; or
(D) after a Spin-Off in which LGEF and its successors (or if a Permitted Affiliate Group Designation Date has occurred, the Common Holding Company and its successors) is no longer a Parent of UPC Broadband Holdco (or if a Permitted Affiliate Group Designation Date has occurred, a common Parent of UPC Broadband Holdco and any Permitted Affiliate Parent), a Parent of UPC Broadband Holdco (or if a Permitted Affiliate Group Designation Date has occurred, a common Parent of UPC Broadband Holdco and any Permitted Affiliate Parent) designated by UPC Broadband and any successors of such Parent;”
42.    Enforcement of and undertakings in relation to certain agreements: Delete Clause 19.3A (Enforcement of and undertakings in relation to certain agreements) and Clause 19.3(c) (Information – Miscellaneous).
43.    Shareholder Loans: Delete Clause 19.22 (Shareholder Loans) and make any other necessary consequential amendments.
44.    Further security over receivables: Delete Clause 19.23 (Further security over receivables) and make any other necessary consequential amendments.
45.    UPC Financing: Delete Clause 19.26(a) (UPC Financing) and replace it with the following:
“(a) Each Borrower will ensure that the proceeds of any loan made to UPC Financing by UPC Broadband or UPC Holding II and the proceeds of any drawing made by UPC Financing shall be (i) used to prepay or repay any third party Financial Indebtedness to the extent not prohibited under this Agreement or (ii) invested by way of intercompany loan or equity subscription in one or more other members of the Borrower Group within five Business Days of receipt of such proceeds or, as the case may be, the relevant Utilisation Date.”
46.    Cross default: Delete Clause 21.5(e) (Cross default).
47.    Insolvency: Delete Clause 21.6(c) (Insolvency) and make any necessary renumbering changes accordingly.
48.    Additional Obligors:
(a)    Amend Clause 28.8(b) (Additional Obligors) and 28.8(d) (Additional Obligors) to delete “or (ii)”.
(b)    Amend Clause 28.8(c)(i) to insert “under that Facility” immediately after “Majority Lenders”.
(c)    Delete Clause 28.8(c)(iv).

49.    Amendments and Waivers: Insert a new Clause 27.1(c) (Required consents) as follows “In respect of any request for a consent, waiver, amendment or other vote under the Finance Documents, a Lender may not vote part (but may vote all) of its Commitments in favour or against such request and a Lender may not abstain from voting part (but may abstain from voting all) of its Commitments in respect of such request, other than, in each case, with the prior written consent of UPC Broadband (in its sole discretion) and, in the event that any Lender purports to vote (or abstain from voting) its Commitments in breach of this paragraph (c) in respect of any request made by a member of the Borrower Group, such Lender shall be deemed to have voted all of its Commitments in favour of such request.”
50.    Agreed Security Principles: Delete paragraph 3(a)(ii)(C) of Schedule 11 (Agreed Security Principles).
51.    Cure provisions:
(a)    Delete Clause 20.4(a) (Cure provisions) and replace with the following:

“(a)    UPC Broadband may cure a breach of the financial ratio set out in Clause 20.2 (Financial Ratio) by procuring that:
(i)    additional equity is injected into, and/or additional Subordinated Shareholder Loans are provided to, one or more members of the Borrower Group in an aggregate amount equal to or greater than the amount which if it had been deducted from Senior Net Debt for the Ratio Period in respect of which the breach arose, would have avoided the breach;
(ii)    additional equity is injected, and/or additional Subordinated Shareholder Loans are provided to, one or more members of the Borrower Group in an aggregate amount equal to or greater than the amount which if it had been added to EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach;
(iii)    any Revolving Facility Outstandings, Outstandings under any Additional Revolving Facility and/or net indebtedness under any Ancillary Facility are prepaid (from any source selected by UPC Broadband in its sole discretion) in an amount which if such prepayment had occurred immediately prior to the calculation on the last day of the Ratio Period in respect of which the breach arose, the Financial Ratio Test Condition as at the last day of that Ratio Period would have not been met and therefore the financial ratio would not have been required to be tested;
(iv)    non-cash assets are contributed to one or more members of the Borrower Group in an aggregate amount (determined by reference to such non-cash assets’ fair market value (as determined by UPC Broadband in good faith)) equal to or greater than the amount which if it had been deducted from Senior Net Debt for the Ratio Period in respect of which the breach arose, would have avoided the breach; or
(v)    non-cash assets are contributed to one or more members of the Borrower Group in an aggregate amount (determined by reference to such non-cash assets’ EBITDA (as determined by UPC Broadband in good faith)) equal to or greater than the amount which if it had been added to EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach.”
(b)    Delete Clause 20.4(b) (Cure provisions) and replace with the following:
“(b)    A cure under this Clause 20.4 will not be effective unless:
(i)    in the case of paragraphs (a)(i), (a)(ii), (a)(iv) and (a)(v) an amount equal to or greater than the required amount of additional equity, the proceeds of any Subordinated Shareholder Loans, the EBITDA of the non-cash assets or the amount of non-cash assets (as applicable) are received by one or more members of the Borrower Group; or
(ii)    in the case of paragraph (a)(iii) above, any Revolving Facility Outstandings, Outstandings under any Additional Revolving Facility and/or net indebtedness under any Ancillary Facility that are required to be prepaid are so repaid, in each case, within 30 Business Days of delivery of the financial statements delivered under Clause 19.2 (Financial information) which show that Clause 20.2 (Financial Ratio) has been breached (“Cure Period”).”
(c)    Delete Clause 20.4(d) (Cure provisions) and replace with the following:
“(d)    UPC Broadband shall make an election (at its sole discretion) by notice to the Facility Agent prior to the end of the Cure Period as to whether a breach of the financial ratio set out in Clause 20.2 (Financial Ratio) shall be cured pursuant to a recalculation as described in either sub-paragraph (a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) above.”

(d)    Delete Clause 20.4(e) (Cure provisions) and replace with the following:
“(e)    If UPC Broadband makes an election for a recalculation as described in sub-paragraphs (a)(i), (a)(ii), (a)(iv) and (a)(v) above, it shall be under no obligation to apply the amount of additional equity, the proceeds of any Subordinated Shareholder Loans or the amount of non-cash assets that are received by one or more members of the Borrower Group in prepayment of the Facilities or for any other specific purpose and such amount will be deemed to be deducted from Senior Net Debt or added to EBITDA for the purposes of Clause 20.2 (Financial Ratio) (as applicable) as at the last day of the relevant Ratio Period.”
(e)    Delete Clause 20.4(h) (Cure provisions) and replace with the following:
“(h)    Where a cure is exercised under this Clause 20.4 in respect of a breach of Clause 20.2 (Financial Ratio) for any financial quarter and UPC Broadband makes an election for a recalculation as described in sub-paragraph (a)(ii) or (a)(v) above, the amount of additional equity, the proceeds of any Subordinated Shareholder Loans or the EBITDA of the non-cash assets (as applicable) that are received by one or more members of the Borrower Group shall also be added in calculating EBITDA for any future Ratio Period that includes such financial quarter. Any Adjustments pursuant to this paragraph will not be treated as a separate cure.”
52.    Capital Stock: Move the definition of Capital Stock from Clause 10.4 (Change of Control) to its correct alphabetic position in Clause 1.1 (Definitions) and make any necessary consequential changes.
53.    Contractual recognition of bail-in:
(a)    Amend limb (b) of the definition of Bail-In Legislation in Clause 1.1 (Definitions) to delete “(if a Withdrawal Event is effected by the United Kingdom)”.
(b)    Amend the definition of UK Bail-In Legislation in Clause 1.1 (Definitions) to delete “(to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD)”.
(c)    Amend limb (b) of the definition of Write-down and Conversion Powers in Clause 1.1 (Definitions) to insert “other than the UK Bail-In Legislation” immediately after “any other applicable Bail-In Legislation”.
(d)    Delete limb (c) of the definition of Write-down and Conversion Powers in Clause 1.1 (Definitions) and replace it with:
“(c) in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.”

SIGNATORIES
Facility Agent and Security Agent
EXECUTED as a DEED for and on behalf of
THE BANK OF NOVA SCOTIA as Facility Agent
By:     AUTHORIZED SIGNATORY
Title:     Director
By:     AUTHORIZED SIGNATORY
Title:     Director

EXECUTED as a DEED for and on behalf of

THE BANK OF NOVA SCOTIA as Security Agent
By:     AUTHORIZED SIGNATORY
Title:     Director
By:     AUTHORIZED SIGNATORY
Title:     Director

Project Weisshorn – signature page to AY Accession Agreement

Company
EXECUTED as a DEED for and on behalf of
UPC BROADBAND HOLDING B.V. acting by:
Name:     AUTHORIZED SIGNATORY
Title:     Authorised Signatory

Name:     AUTHORIZED SIGNATORY
Title:     Authorised Signatory

Project Weisshorn – signature page to AY Accession Agreement

Additional Facility AY Lender
EXECUTED as a DEED for and on behalf of
THE BANK OF NOVA SCOTIA acting by:
Name:     AUTHORIZED SIGNATORY
Title:     Director
Name:     AUTHORIZED SIGNATORY
Title:    Director

Project Weisshorn – signature page to AY Accession Agreement

We hereby acknowledge and accept our appointment as Sustainability Arranger under this Additional Facility AY Accession Agreement

Sustainability Arranger
EXECUTED as a DEED for and on behalf of
BANK OF AMERICA, N.A, LONDON BRANCH acting by:

Name:     AUTHORIZED SIGNATORY
Title:     Managing Director
Name:
Title:
Project Weisshorn – signature page to AY Accession Agreement